CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into this 15th day of February, 2011 (“Effective Date”) by and between Floridian Financial Group, Inc. (the “Company”) and John D. Waters (“Consultant”).

WHEREAS, the Company has a vacancy in a position of Executive Vice President and Chief Financial Officer (“CFO”) and the Company is undertaking efforts to fill the position of CFO on a permanent basis; and

WHEREAS, the Company desires to retain the services of the Consultant to serve as Interim CFO until such time as the Company has retained the services of a permanent CFO; and

WHEREAS, the Consultant is willing to serve as Interim CFO of the Company and the Company desires to retain the Consultant as Interim CFO, all in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the covenants and terms contained in this Agreement as set forth herein and of the mutual benefits accruing to Company and to the Consultant from the consulting relationship to be established between the parties as set forth in the terms of this Agreement, the Company and the Consultant, intending to be legally bound, hereby agree, as follows:

1.	Consulting Relationship

The Company hereby retains Consultant, and Consultant hereby agrees to be retained by Company, as a Consultant, with such duties and responsibilities set forth at Section 2 herein during the Term (as defined in Section 5) of this Agreement.

2.	Consulting Service

Consultant agrees that during the Term of this Agreement:

A.

Consultant will devote his reasonable best efforts to such position as consultant, and he will perform such duties and furnish advice and assistance to the Company from time to time as requested by the Company’s Chief Executive Officer (“CEO”). During the Term of this Agreement, the Consultant shall serve as the Interim CFO on a full time basis. The Consultant also shall serve as Interim CFO of any subsidiaries of the Company as designated by the CEO;

B.

Consultant may be an employee, officer or director of other companies or entities and may provide consulting services for other companies or organizations; provided that such activities do not conflict with the services and activity that the Consultant is rendering to the Company or any of its subsidiaries or the services or activities of the Company and its subsidiaries;

C.

Consultant shall be available to render such consulting services to the Company under this Agreement during the Term of this Agreement. Consultant shall not be obligated to render any services under this Agreement during such period when he is unable to do so due to illness, disability or injury, subject to the terms of Section 5(B) hereof;

D.

Consultant shall not enter into agreements or make commitments on behalf of the Company, other than those directly associated with the duties of CFO, without prior written consent or approval of the CEO;

E.	Consultant shall render services pursuant to this Agreement at the Company’s office in Lake Mary, Florida, or such other offices as designated by the CEO from time to time;

F.

The Company acknowledges and agrees that service by the Consultant as Interim CFO pursuant to this Agreement shall not disqualify the Consultant from being considered an independent director following the provision of services as Interim CFO pursuant to this Agreement;

G.

The Company acknowledges and understands that the Consultant has already scheduled vacation time in April, July and August 2011 where the Consultant will not be at the Company, and may take periodic trips to the Consultant’s residence in Pennsylvania as coordinated with the CEO from time to time.

3.	Compensation

A.

The Company agrees to pay Consultant for his services performed under this Agreement, a monthly retainer of $11,083 (and pro-rated for any partial month) during the Term of this Agreement, payable monthly in advance on the first day of each month. The Consultant also shall be entitled to receive the same health insurance benefits afforded by the Company to its full time employees. The Consultant will receive remuneration for services as a director of the Company for such time that he may be serving in such capacity commensurate with the remuneration received by other non-employee directors of the Company. Remuneration received as a non-employee director shall not be in lieu of or reduce any remuneration otherwise due under this Agreement. Any compensation received under this Agreement shall not impact any compensation being received or that may be received in the future related to the Consultant’s prior service as an employee of the Company.

B.

The Company hereby agrees to reimburse the Consultant for all reasonable expenses incurred by the Consultant on behalf of and with the consent of the CEO, provided that the Consultant shall furnish appropriate documentation of such expenses and receives prior approval of such expenses.

C.	The Company shall furnish the Consultant while he serves as Interim CFO with the use of an automobile for commuting from the Consultant’s home to the Company’s Lake Mary, Florida office.

4.	Other Conditions

Consultant shall have no supervisory authority over any employee or officer of Company.

5.	Term and Termination

The term of this Agreement shall begin on February 15, 2011, with the assumption of the CFO responsibilities commencing upon the departure of the Company’s current CFO on March 3, 2011, and shall continue until terminated in accordance with the provisions set forth below (“Term”).

A.

Termination for Cause. The Company may terminate this Agreement at any time for “Just Cause;” provided, that after any such termination for “Just Cause,” the Company shall no longer be obligated to comply with the provisions of Section 3(A) hereof for the balance of the Term. Termination for “Just Cause” shall be defined as: (i) If the Consultant shall have engaged in conduct involving fraud, deceit, personal dishonesty, or breach of fiduciary duty; (ii) If the Consultant shall have violated any banking law or regulation, memorandum of understanding, cease and desist order, or other agreement with any banking agency having jurisdiction over the Company which, in the judgment of the Board, has adversely affected, or may adversely affect, the business or reputation of the Company as determined by the Board; (iii) If the Consultant shall have become subject to continuing intemperance in the use of alcohol or drugs which has adversely affected, or may adversely affect, the business or reputation of the Company as determined by the Board; (iv) If the Consultant shall have filed, or had filed against him, any petition under the federal bankruptcy laws or any state insolvency laws; or (v) If any banking authority having supervisory jurisdiction over the Company, or its subsidiaries, initiates any proceedings against the Consultant.

B.

Disability or Death. In the event of the disability or death of the Consultant, the Consultant (or his surviving spouse, if any, and otherwise his estate) this Agreement shall terminate and neither party shall have any obligation to the other thereafter.

C.

Hiring of Permanent CFO. This Agreement shall terminate and neither party shall have any obligation thereafter upon the issuance by the Company to the Consultant of 30 days prior written notice that the Company has retained a permanent CFO, in which event this Agreement shall terminate following such 30-day period, or such other period as needed by the Company to facilitate a smooth transition.

Upon termination of this Agreement, the Company and the Consultant will reinstate the previous Consultant Agreement dated May 1, 2010, between the Company and the Consultant.

6.	Nondisclosure of Confidential Information.

In carrying out the Company’s business, the Consultant will be privy to confidential or proprietary information about the Company, its subsidiaries, their customers, and suppliers. The Consultant agrees to maintain the confidentiality of all such information so entrusted to him except when disclosure is authorized or legally mandated. Confidential or proprietary information of the Company and its subsidiaries includes any non-public information that would be harmful to the Company or its subsidiaries upon its disclosure or useful or helpful to competitors if disclosed. Confidential and proprietary does not include information that is already publicly available other than through a breach by the Consultant of the terms of this Agreement.

7.	Complete Agreement

This Agreement shall represent the complete Agreement between Company and Consultant concerning the subject matter hereof and supersedes all prior agreements or understandings, written or oral. No attempted modification or waiver of any of the provisions hereof shall be binding on either party unless made in writing and signed by both Consultant and Company.

8.	Notices

Any notice required or permitted to be given hereunder shall be in writing and shall be effective three business days after it is properly sent by registered or certified mail, if to the Company to the CEO at the administrative offices of the Company, or if to Consultant to the address set forth beneath his signature to this Agreement, or to such other address as either party may from time to time designate by notice.

9.	Assignability

This Agreement may not be assigned by either party without the prior written consent of the other party, except that no consent is necessary for the Company to assign this Agreement to a corporation succeeding to substantially all the assets or business of the Company whether by merger, consolidation, acquisition or otherwise. Any successor corporation shall remain responsible for the duties and obligations of the Company, including the continuation of the payments due to the Consultant for the period through the end of the Term as detailed at Section 3.A, herein. This Agreement shall be binding upon Consultant, his heirs and permitted assigns and the Company, its successors and permitted assigns.

10.	Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the State of Florida.

11.	Section 409A Compliance.

A.        Notwithstanding anything herein to the contrary, the Company shall make reasonable efforts to administer the Agreement and make payments hereunder in a manner that is not deemed to be contrary to the requirements set forth at Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and regulations and notices promulgated thereunder such that any payments made would result in the requirement for the recipient of such payments to pay additional interest and taxes to be imposed in accordance with Section 409A(a)(1)(B) of the Code; provided, however, the Company shall not have any responsibility to the Consultant or any beneficiary(ies) with respect to any tax liabilities that may be applicable to any payments made under the Agreement, whether such tax liabilities are applicable to compliance with Section 409A of the Code or otherwise.

B.        If any provision of the Agreement shall be determined to be inconsistent with the requirements of Section 409A of the Code, then, the Agreement shall be construed, to the maximum extent possible, to give effect to such provision in a manner consistent with Section 409A of the Code, and if such construction is not possible, as if such provision had never been included.

C.        “Termination of Service” as a Consultant shall have the same meaning as “separation from service”, as that phrase is defined in Section 409A of the Code (taking into account all rules and presumptions provided for in the Section 409A regulations).

D.        For purposes of this Agreement, “Disability” means the total and permanent disability of the Consultant within the meaning of the Social Security Act.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

FLORIDIAN FINANCIAL GROUP, INC. (“COMPANY”)

By: /s/Charlie W. Brinkley, Jr.

As Its: Chief Executive Officer

/s/John D. Waters
JOHN D. WATERS, CONSULTANT
Address:
6 Old Canyon Lane
Ormond Beach, FL32174